UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2009

NEPHROS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 14, 2009, Nephros, Inc. entered into a Common Stock Purchase Agreement whereby we have agreed to issue and Seaside 88, LP has agreed to purchase 2,352,941 shares of our common stock, par value $0.001 per share, at a price per share of $0.85, having an aggregate value of $2,000,000.  The price per share represents a discount of 5.5% to the closing price of our common stock on December 14, 2009.

Our shares of stock to be sold to Seaside will be registered with the Securities and Exchange Commission, or SEC, pursuant to a registration statement on Form S-1 (File No. 333-162781) that we filed on October 30, 2009.  The closing of the sale of stock is contingent upon the registration statement being declared effective by the SEC.  The closing also is subject to customary closing conditions.  The closing is expected to take place within two days of the registration statement being declared effective by the SEC.  Pursuant to the terms of the agreement, the stock sale must close by December 31, 2009.

We have agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the sale of our common stock under the agreement.  In connection with the offering, we will pay Seaside $25,000 for its legal expenses associated with the offering.

The foregoing is a summary description of certain terms of the agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the agreement, a copy which is attached as Exhibit 10.52 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

Exhibit 10.52	Common Stock Purchase Agreement dated December 14, 2009 between Nephros, Inc. and Seaside 88, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: December 15, 2009		Gerald J. Kochanski
Chief Financial Officer